Portions of this document have been deleted pursuant to an application for Confidential
Treatment filed with the Securities and Exchange
Commission.





 AMISYS IMPLEMENTATION AND SYSTEMS INTEGRATION
               SERVICES AGREEMENT

                     between

            PEROT SYSTEMS CORPORATION

                       and

        MERIT BEHAVIORAL CARE CORPORATION



       dated effective as of January 12, 1996

      AMISYS IMPLEMENTATION AND SYSTEMS INTEGRATION SERVICES AGREEMENT

     THIS AGREEMENT made effective as of the 12th day of January, 1996 (the "Effective Date") by and between PEROT SYSTEMS
CORPORATION ("PSC") with its principal place of business at 12377
Merit Drive, Dallas, TX, 75251 and MERIT BEHAVIORAL CARE
CORPORATION ("MBC") with its principal place of business at One
Maynard Drive, Park Ridge, NJ, 07656.


              W I T N E S S E T H :

     WHEREAS, PSC proposes to provide implementation services for the AMISYS Managed Care System and systems integration services in support of MBC's managed care system needs; and

     WHEREAS, MBC desires to obtain from PSC implementation services for the AMISYS Managed Care System and systems integration services in support of its managed care system needs; and

     WHEREAS, PSC desires MBC's participation in the configuration and testing of the AMISYS Managed Care System and the conversion of MBC's current Information Systems known as Bionet, HP9000, and AS400 to the AMISYS Managed Care System; and

     WHEREAS, PSC is capable and willing to provide certain systems integration services in connection with the AMISYS System implementation;

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MBC and PSC, intending to be legally bound, agree as follows:


Article I.  Definitions

     The following terms shall have the meanings set forth below when used in this Agreement and other agreements executed pursuant to this Agreement unless the context otherwise requires:

     "Acceptance" or "Acceptance of the AMISYS System" means the recognition by MBC in writing that the AMISYS Managed Care System is implemented, installed and operable at designated MBC sites according to the Acceptance Criteria specified in Schedule C.

     "Acceptance Criteria" means those standards and criteria for the completion of the implementation and transition of MBC's legacy systems to the AMISYS System to the extent described in Schedule C of this Agreement; provided, that if MBC does not meet its obligations as specified in Article IV or in an agreed upon project plan, then PSC shall be relieved of the Acceptance Criteria only to the extent that MBC's failure to meet such requirements affects PSC's ability to meet the Acceptance Criteria.

     "Additional Services Fees" shall have the meaning stated in Section
5.3 of this Agreement.

     "AMISYS Managed Care System" or "AMISYS System" means the Software applications purchased and licensed by MBC from American International Healthcare, Inc. (currently AMISYS Managed Care Systems Incorporated) ("AMISYS Managed Care Systems, Inc.") and other third party Software which is used with the AMISYS applications Software and purchased and licensed by MBC from third party vendors.

     "Base Implementation Services Fee" shall have the meaning stated in
Section 5.1.

     "Base Index" shall mean the Consumer Price Index ("CPI") published by the Bureau of Labor Statistics of the United States Department of Labor in January one year prior to the Current Index.

     "Contract Year" shall mean each 12-month period commencing on January 12, 1996, or any anniversary of such date during the Term.

     "Current Index" shall mean the CPI published in January of the calendar year in which an increase in the Fees is sought.

     "Deliverables" shall mean the items and services which PSC must submit to MBC for review and approval as described in Schedule B.

     "Documentation" shall mean any user manuals, training materials, user specifications and other user material related to the AMISYS System.

     "Enhancement", or conjugations thereof, shall mean any creation of, addition to, or change in, the AMISYS System which improves or adds to the functionality of a feature of the Software for the AMISYS System other than relating to Third Party Software, and with respect to Enhancements relating to Third Party Software, which can be readily performed by PSC without incurring additional costs related to such Third Party Software or the need for expanded access to, or rights to develop or use, such Third Party Software.

     "Fees" shall mean the Base Implementation Services Fees, Systems Integration and Reporting Fees and Additional Services Fees.

     "Hardware" means any computer hardware required to execute the AMISYS System.

     "Key Users" means MBC staff in Provider, Claims and other NSC departments involved in supporting centralized functions on the AMISYS System.

     "Maintenance", or conjugations thereof, shall mean the following in relation to PSC Software: Any creation or correction of, addition to, or change in, the PSC Software occurring in the normal course of business that does not improve or add to the functionality of the PSC Software or the AMISYS System. In relation to Third Party Software, including AMISYS Software, refer to Section 3.5 of this Agreement.

     "MBC Affiliate" shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control or shares control with MBC.

     "National Service Center" or "NSC" means MBC operational and support departments where consolidated functions are performed to support MBC corporate objectives.

     "PSC Software" means any Software owned by (as opposed to licensed to) PSC and used with the AMISYS System, including integration software developed by PSC.

     "Software" means the computer application programs that are required to meet the Deliverables of PSC, including but not limited to, the AMISYS System, Third Party Software, PSC Software, or software owned by MBC.

     "Source Code" shall mean the literal computer program(s) written in a specified, standard programming language, from which the applications version(s) of the program(s) are compiled.

     "Systems Integration and Reporting Services Fees" shall have the meaning stated in Section 5.2 of this Agreement.

     "Third Party Software" means any Software which is licensed by and not owned by PSC or MBC and is used with the AMISYS System, including AMISYS application software.

Article II.  Term of Agreement and Extensions

     2.1 Initial Term. The initial term of this Agreement shall continue for a period of two (2) years from the Effective Date, unless terminated earlier pursuant to Article XII ("Initial Term"). In the event this Agreement is not terminated prior to the expiration, or at the expiration, of the Initial Term, the term of the Agreement shall continue indefinitely until terminated pursuant to Article XII (the Initial Term and any continuation collectively shall mean "Term"). After the Initial Term, this Agreement shall continue pursuant to this Section 2.1 at the charges (as adjusted in accordance with Section 5.10) and upon the terms and conditions in effect during the preceding 12 months of the Term.

Article III.  PSC's Obligations and Scope of Services

     3.1 Base Implementation Services. PSC shall provide implementation, conversion and transition services related to the AMISYS System ("Base Implementation Services") according to the specifications, time schedules, locations, and other parameters as established in Section II of Schedule B and in accordance with the Acceptance Criteria established in Schedule C, both of which are attached hereto and incorporated herein by reference.

     3.2  Systems Integration and Reporting Services.   PSC shall
provide systems integration and report development services in support of
MBC's AMISYS  System implementations according to specifications established in Section III of Schedule B. Such services will be provided in support of Base Implementation Services as described in Section II of
Schedule B as well as other AMISYS  implementation projects as specified
in Section IV of Schedule B at the rate defined in Section 5.2.    All services
provided by PSC pursuant to this Section 3.2 shall be specifically requested and authorized by MBC in writing pursuant to the procedures described in
Section III of Schedule B. If Systems Integration and Reporting Services recommended by PSC are required for PSC to perform its obligations under this Agreement, including its obligations under Section II of Schedule B, or for PSC to meet the Acceptance Criteria established in Schedule C, and MBC elects not to authorize the performance of such services, PSC shall not be obligated to perform under this Agreement to the extent that PSC's performance is adversely affected by MBC's inactions or actions.

     3.3   Additional  Services.   PSC may provide other project and
ad hoc services not included in Base Implementation Services or Systems Integration and Reporting Services ("Additional Services"). These Additional Services are described in Section IV of Schedule B. All services provided by PSC pursuant to this Section 3.3 shall be specifically requested and authorized by MBC in writing pursuant to the procedures described in Section IV of Schedule B at the rates defined in Section 5.3 of this Agreement.

     3.4 Staffing Requirements. PSC shall provide sufficient staff, with the necessary experience levels, to fulfill its service obligations applicable to the AMISYS System and any other obligations specified in this Article III and Schedule B and will not charge for such employees, except as specifically provided in this Agreement or in Schedule B. As long as the PSC account manager, implementation manager, technical manager, project managers and transition managers remain employed by PSC, PSC will use its best commercial efforts to avoid changing the personnel fulfilling these responsibilities for a period of two (2) years from the Effective Date. For the above PSC employees that are replaced during the Term, MBC will have the right to interview and recommend replacement candidates provided, however, such recommendation(s) shall not be binding on PSC. For those PSC employees that are replaced during the Term, PSC will substitute employees with comparable levels of skill and experience.

     3.5 Software Maintenance. As part of the services rendered for the Base Services Implementation Fee, PSC shall use its best commercial efforts to assist MBC in the management of any Third Party Software vendors to facilitate the completion and delivery of Deliverables outlined in Sections II and III of Schedule B. This may include any maintenance and/or support agreements established by MBC. MBC shall be responsible for the payment of all Third Party maintenance and/or support fees.

     3.6 Subcontractors. To the extent necessary and practical, PSC may utilize subcontractors to facilitate PSC's performance under this Agreement provided, however, that (1) MBC shall have the right to require all such subcontractors to be subject to the obligations of confidentiality as set forth in Article IX hereof; and (2) PSC shall not utilize as subcontractors any former MBC employees or third parties that have provided services to MBC within the preceding twenty-four (24) months without MBC's prior written consent. PSC does not have authority to bind MBC in any subcontractor agreements or any other agreements entered into by PSC in connection herewith, including any agreements relating to MBC's obligations under Article IV.

Article IV.  MBC Obligations

          Testing and Acceptance. MBC agrees to provide adequate staff to test the AMISYS System and to provide adequate user resources for data entry during the transition of the legacy systems to the AMISYS
System as specified in each project implementation plan and agrees to Acceptance of the AMISYS System after testing if the AMISYS System meets the Acceptance Criteria as fully described in Schedule C.

          Hardware and Software.MBC shall provide all the Hardware and Software reasonably necessary for PSC to utilize the AMISYS System, and shall be responsible for all costs related to procurement of Hardware, Third Party Software license fees to Third Party Software vendors, and Hardware and Software maintenance and/or support fees to third party Hardware and Software maintenance and/or support providers, including but not limited to the following:

  (a) MBC will be responsible for any Hewlett Packard fees required for on-site services related to performing system maintenance and system upgrades required for PSC to perform services outlined in Schedule B and to meet the Acceptance Criteria established in Schedule C.

  (b) MBC will be responsible for any fees associated with software maintenance or enhancements for (1) the transition of the legacy systems to the AMISYS System, and (2) the AMISYS System itself related to system releases or software upgrades provided by AMISYS Managed
  Care Systems, Inc., Third Party Software providers or PSC, which are reasonably necessary for PSC to perform the services outlined in Schedule B and to meet the Acceptance Criteria established in Schedule C.

  (c) MBC will be responsible for purchasing all equipment, maintenance, and supplies related to the operation of the AMISYS System. This includes all Hewlett Packard software, hardware, or any other equipment reasonably necessary for PSC to perform the services outlined in Schedule B and to meet the Acceptance Criteria established in Schedule C.

  (d) MBC shall be responsible for all software license and maintenance/support agreements, including its support agreement with AMISYS Managed Care Systems, Inc., reasonably required for PSC to perform the services outlined in Schedule B and to meet the Acceptance Criteria established in Schedule C.

     4.3 Telecommunications Equipment. MBC agrees to provide reasonable equipment, cabling, circuits, line usage, and related items required to access the AMISYS System ("Telecommunications Equipment"), including reasonable communication systems, Local Area Networks (LANs), modems, ports and other interface equipment to be used at any MBC site.
MBC will also be responsible for communications equipment and circuit charges necessary for connecting MBC systems to PSC's managed care staff in Dallas, Texas.

     4.4 Manuals. To the extent procedures manuals already exist, MBC will make such procedures manuals available for use by PSC personnel. MBC will maintain and update all manuals as reasonably required for use by PSC and MBC personnel.

     4.5 Data Entry. MBC is responsible for providing users to enter any and all required data into the AMISYS System and to operate the AMISYS System. Such data to be entered includes provider, membership, claims and authorization data. Such data entry will be required for purposes of operating the AMISYS System on a daily basis and any system testing that MBC may be required to complete as defined in Sections II and III of Schedule B.

     4.6 MBC Staffing and Project Support. MBC agrees to designate an implementation manager at each MBC site for which the AMISYS System is implemented. MBC, as part of meeting the implementation requirements, will provide certain team members to assist in the implementation roll-out. Specific staffing levels to be provided to PSC by MBC include implementation resources of three (3) Business
Analysts, three (3) Technical Specialists for conversion and reporting, and three (3) Project Leaders that report to the PSC Project Manager. MBC will also provide the following transition team resources to be assigned to
PSC: one (1) Business Analyst, and one (1) Technical Support Specialist. The MBC employees assigned to this effort will report to a PSC employee and be assigned tasks and deliverables by the PSC Management team.
MBC will use its best commercial efforts to avoid changing the employees assigned to the project. For those MBC employees that are replaced during the Term, PSC will have the right to interview and recommend replacement candidates provided, however, such recommendation(s) shall not be binding on MBC. For those MBC employees that are replaced during the Term, MBC will substitute employees with comparable levels of skill and experience.

     In the event an MBC employee fails to meet the deliverable date for Deliverables for which he/she is responsible or does not have the skills necessary to perform MBC's obligations under this Agreement, PSC and MBC will agree to (1) remove such employee from the project; (2) replace such employee with another MBC employee; or (3) authorize PSC to replace the employee with a PSC employee at an additional costs to MBC.

     MBC shall designate Key Users in all NSC departments responsible for administering functions on the AMISYS System. Designated Key Users will have responsibility for AMISYS configuration issues affecting their respective departments and providing interdepartmental on-going training and support for department staff. Designated Key Users will also be responsible for enforcing AMISYS standard usage and coordinating additional departmental staffing resources to support AMISYS System implementations.

     MBC shall provide PSC with reasonable access to personnel as well as appoint a specific employee to act a project liaison as reasonably required to fulfill PSC's obligations as defined in Schedule B. Subject to Article IX herein, MBC agrees to cooperate with PSC by making available, as reasonably requested by PSC, management decisions, personnel, information, approvals and acceptances so that PSC may perform its obligations in a timely and acceptable manner.

     4.7  Availability for Meeting.  As reasonably requested by PSC,
MBC personnel will be available for meetings, performance reviews and approvals, and to establish goals and objectives associated with services provided by PSC as specified in this Agreement.

     4.8 Third Party Software and Hardware. MBC is responsible for complying with PSC's reasonable requests to use Third Party Software (including the AMISYS application software) and Hardware in accordance with any reasonable restrictions provided by the vendors of such Software and Hardware to the extent required for PSC to perform its obligations under this Agreement.

     4.9 Office Facilities and Supplies. MBC shall provide reasonable office facilities and supplies to PSC to enable PSC to perform its obligations under this Agreement. MBC shall provide equipment to PSC necessary to access the AMISYS System.

     4.10 Postage and Delivery Costs. MBC shall pay all reasonable postage, freight, shipping and handling costs for the implementation of the AMISYS System. MBC shall bear all expenses for the transportation, delivery and transfer of all AMISYS Systems (for training purposes), Documentation and AMISYS System output between PSC and MBC.

     4.11 Data Center Operations and Support. MBC shall establish and operate one Data Center, where data is processed as necessary to fulfill the Acceptance Criteria for the transition of the legacy systems to the AMISYS System.

     4.12 Use of Third Party Services. With respect to services which are required for PSC to meet the Acceptance Criteria established in Schedule C, such services (as described in Sections II and III of Schedule B) must either be completed by PSC, or MBC must obtain prior approval from PSC for the use of third parties to complete this work, which consent shall not be unreasonably withheld.

     4.13 Non-Performance By MBC. Notwithstanding anything contained herein to the contrary, with respect to MBC's responsibilities pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10 and
4.11, MBC may, in its sole discretion, determine not to perform any of its obligations pursuant to and described in such sections and no such failure to perform will be deemed a breach of this Agreement, provided, however, that if MBC determines not to perform any such obligations, including opting not to pay any costs or expenses otherwise required herein, (1) PSC shall not be obligated to perform under this Agreement to the extent that PSC's performance is adversely affected by MBC's action or inaction, and
(2) neither MBC nor PSC shall be relieved of any of their respective obligations otherwise owed under this Agreement. In the event MBC determines not to perform one of its obligations pursuant to this Article IV, MBC shall provide written notice to PSC thereof, and MBC shall not be relieved of any payments otherwise due PSC as described in Article V.

     4.14 Incurrence of Expenses. With respect to MBC's obligations under Section 4.2, PSC must obtain MBC's prior written approval before incurring any expenses for which it will seek reimbursement from MBC pursuant to this Article IV.


Article V.  Payment

5.1  Base Implementation Services Fee.

 (a)  MBC shall pay to PSC a base implementation fee (the "Base
 Implementation Fee") of $_________ for January, 1996, and        confidential
 $__________ for each subsequent month during the Term of this     treatment
 Agreement for the Base Implementation Services specified in       requested
 Section II of Schedule B performed by PSC in accordance with the procedures of such Schedule B.

 (b) With respect to each Implementation Site, including but not limited to those Implementation Sites described in Section II of Schedule B, MBC and PSC shall mutually agree on a date that implementation for each site will be completed (the "Live Date") in accordance with the Acceptance Criteria as described in Schedule C (the "Acceptance Criteria"). A list of the Live Dates shall be incorporated herein and attached hereto as Exhibit A and shall be amended from time as additional Live Dates are mutually established by MBC and PSC.

 (c) With respect to each Implementation Site, if PSC satisfies all of the Acceptance Criteria on the scheduled Live Date, MBC's obligation to pay the Base Implementation Fee shall remain unchanged.

 (d)  With respect to each Implementation Site, if PSC fails to satisfy any of the Acceptance Criterion on the scheduled Live Date solely due to PSC's failure to perform its obligations hereunder, and such failure continues for thirty (30) days after the scheduled
 Live Date, the Base Implementation Fee for the subsequent         confidential
 month shall be reduced by an amount equal to $________ per day     treatment
 until the implementation for each site is completed consistent    requested
 with the Acceptance Criteria, provided that PSC's failure to complete one or more sites by their respective Live Dates shall not affect MBC's obligation to pay the adjusted Base Implementation
 Fee in a timely manner, and provided further, that MBC shall make the appropriate adjustments to the Base Implementation Fee on a monthly basis. Such fee reduction shall cease upon the termination of this Agreement.

 (e)  With respect to each Implementation Site, if PSC satisfies all of the Acceptance Criteria by more than thirty (30) days before the scheduled Live Date, the Base Implementation Fee for the
 subsequent month shall be increased by an amount equal to       confidential
 $________ per day until thirty (30) days before the scheduled   treatment
 Live Date, provided that PSC's ability to complete one or more   requested
 sites before their respective Live Dates shall not affect MBC's obligation to pay the adjusted Base Implementation Fee in a timely manner and provided, further, that MBC shall make the appropriate adjustments to the Base Implementation Fee on a monthly basis.

 (f) Nothing contained in Sections 5.1 (b) - (e) shall affect any of MBC's or PSC's obligations, rights or remedies under this Agreement except with respect to payment of the Base
 Implementation Fee.

     5.2  Systems Integration and Reporting Services Fees.
 MBC shall pay PSC, at an hourly rate of $_______, to provide     confidential
 the Systems Integration and Reporting Services as described and  treatment
 identified in Section 3.2 of this Agreement                      requested

     5.3  Additional Services Fees.   PSC may provide services for
additional projects not covered by the Base Implementation Services Fee and Systems Integration and Reporting Services Fees at the following hourly rates:

     Project Managers                             $___ per  hour   confidential
     Business, Financial, and Systems Analysts    $___ per  hour    treatment
     Network and Systems Engineers                $___ per  hour   requested


In substitute for hourly rates for Additional Services, MBC may request, and PSC may propose, fixed price quotes for certain Additional Services projects. Such fixed price fees will be due and payable to PSC in equal monthly payments during the term of the project, or as otherwise agreed.

     5.4 Hardware and Software Procurement Fees. At MBC's request, PSC may provide quotes for third party Hardware and Software required to support services provided under this Agreement. Upon MBC's written acceptance of PSC's third party Hardware or Software quotes, and upon PSC's delivery of requested Hardware or Software, MBC agrees to pay PSC for such quoted fees.

     5.5  Reimbursement of Travel Expenses.  MBC shall reimburse
PSC at PSC's cost for such reasonable and necessary direct out-of-pocket travel expenses incurred directly in connection with PSC's performance of its services as contemplated by this Agreement, including reasonable air fare (coach class), accommodations and reasonable meals, but excluding any normal scheduled travel to the offices of AMISYS Managed Care Systems, Inc., for training classes. Such travel must be approved in advance by an authorized representative of MBC, which approval shall not be unreasonably withheld or delayed (but which approval shall not be required in urgent situations). MBC shall be invoiced monthly in arrears; provided, however, that MBC shall have no obligation to reimburse PSC for any such expenses which are either not properly approved in advance or which are not invoiced within one year of the date incurred by PSC.

     5.6 Invoice Adjustments and Additional Charges. MBC must identify in writing to PSC any contested invoice items within one year after receipt of the invoice or forego any future rights to contest such invoice, except in the case of fraud or deceit. In addition, PSC must identify in writing to MBC any additional charges not originally included on the invoice delivered to MBC within one year after the later of the date the costs were incurred by PSC, or PSC agrees to forego any future rights to invoice MBC for such charges.

     5.7 Invoices. PSC will invoice MBC on or about the fifth business day of each month for: (1) the Base Implementation Services Fees for such month; and (2) any Systems Integration and Reporting Services Fees and Additional Services Fees relating to the performance of such services for the previous month. All PSC invoiced amounts are due and payable thirty (30) days after receipt by MBC. PSC shall supply supporting data for such invoices as reasonably requested by MBC.

       5.8 Proration. All periodic charges (other than hourly charges) under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month as follows: number of days that have transpired in the month divided by the number of days in the month.

     5.9 Pricing Adjustments. Except as otherwise agreed upon by the parties and subject to this Section 5.9, during the Term of this Agreement, PSC may not increase the Fees. Commencing as of January 12, 1997, and not more than once annually, PSC may increase the Fees according to the following formula:

     (1) If the Current Index is less than or equal to seven percentage points higher than the Base Index, PSC may increase the Fees by 50 percent of the percentage point increase of the Current Index over the Base Index (e.g., if the Base Index = 100 and the Current Index =
     102, the Fees may be increased by (.5 x (102 - 100)/100) = 1%).

     (2) If the Current Index is more than seven percentage points higher than the Base Index, PSC may increase the Fees by 50 percent of the percentage point increase of the Current Index over the Base Index up to seven percentage points and 75 percent of the percentage point increase of the Current Index over the Base Index over seven percentage points (e.g., if the Base Index = 100 and the Current Index = 108, the Fees may be increased by (108-100)/100 = 8%; (.5 x 7%)
     + (.75 x 1%) = 3.5% + .75% = 4.25%).

     (3) In the event that the Bureau of Labor Statistics ceases to publish the CPI or substantially changes its content or format, MBC and PSC shall substitute therefor another comparable measure published by an agreed-upon source; provided, however, that if such change is to redefine the base year for the CPI from 1982-1984 to some other year, the parties will continue to use the CPI but shall, if necessary, convert either the Base Index or the Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

Article VI.  Books and Records; Audit Rights

     6.1 Records. PSC shall make and keep complete copies of the following written records relating to the services performed under this
Agreement: (1) in regard to any expenses charged to MBC under this Agreement, including expense reports and receipts; (2) in regard to services provided on a time and materials basis, copies of all timelogs relating to such services; and (3) in regard to services provided for a fixed price, copies of all records reflecting delivery and system acceptance of Deliverables. PSC shall preserve all such records for no less than two (2) years after the services related to the records are completed. During the Term of this Agreement and for two (2) years thereafter, MBC shall have the right, at its own expense, to inspect and copy such records during PSC's regular working hours.

     6.2 Annual Audit. PSC shall cooperate and participate in an annual audit of PSC by MBC (or a third party consistent with the provisions of this Section 6.2), conducted at MBC's option and expense, for the limited purpose of ensuring compliance with this Agreement. PSC shall make available to MBC all pertinent books and records, the AMISYS System and any other necessary information such that MBC can properly evaluate the performance of PSC with respect to this Agreement. PSC shall not be obligated by this Agreement to disclose to MBC or any other person or entity any information which is not reasonably necessary to conduct such an audit, nor shall PSC be obligated to divulge any trade secrets or proprietary information of PSC or any third party except to the extent reasonably necessary to satisfy the purpose of the audit contemplated by this Section 6.2, and in no event shall PSC be obligated to divulge any trade secrets or proprietary information to any competitor, or affiliate of a competitor, of PSC. MBC may utilize third parties, which are not competitors, or affiliates of a competitor, of PSC, to conduct such audit subject to such third party or parties entering into a confidentially agreement reasonably satisfactory to MBC and PSC. PSC shall perform or start to perform its obligations under this Section 6.2 within ten (10) days of dispatch of written notice from MBC that MBC is availing itself of the rights afforded by this Section 6.2

     6.3 Article Survives Agreement. This Article VI shall survive the Term of this Agreement for four (4) years notwithstanding the reason for the expiration or termination of the Agreement.

     6.4 HHS Audit. If required by applicable law, PSC agrees that until four (4) years after the termination or expiration of this Agreement, PSC will make available to the Secretary of the United States Department of Health and Human Services (the "Secretary") and the United States
Comptroller General, and their duly authorized representatives, this Agreement and all pertinent books, documents and records necessary to certify the nature and extent of the costs of the goods and services provided to MBC under this Agreement, as their respective interests may appear. This section does not obligate PSC to maintain records in any particular format.
No attorney-client, accountant-client or other legal or equitable privilege shall be deemed to have been waived by the parties by virtue of this provision.

     6.5 Audit of PSC Subcontractors. If PSC carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve (12) month period , the subcontract shall contain clauses substantially identical to Sections 6.1 through 6.4, inclusive, of this Agreement to permit access to the subcontractor's books and records by MBC , as their respective interests may appear, and the Secretary, the United States Comptroller
General and their representatives.


Article VII.  RIGHTS IN DATA; OWNERSHIP

     7.1 Rights in Data. As between MBC and PSC, all data provided to PSC, in connection with the AMISYS System, processing through use of the Software or in connection with the performance by PSC of any of its obligations pursuant to this Agreement shall be be the exclusive property of MBC. In no event shall PSC claim any rights with respect to such data or take any action with respect to such data that is inconsistent with the duties of a bailee for hire without the prior written consent of MBC.

     7.2 Additional Rights in Data. MBC fully reserves its rights to retrieve, transport and deliver to third parties the data provided by MBC and all manipulations of such data associated with the AMISYS System. PSC shall not delay, hinder or impede MBC's exercise of such powers, not withstanding the pendency of any dispute between MBC and PSC with respect to MBC's justification to so act.

     7.3  Ownership. For purposes of this Agreement, "Work
Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by PSC, whether prior to the date of this Agreement or in the future, while retained by MBC and that (i) are created within the scope of this Agreement, as such Agreement is amended by the parties or otherwise in connection or in the performance by PSC of its obligations hereunder, and (ii) has been or will be paid for by MBC pursuant to this Agreement. All Enhancements and Maintenance created hereunder shall be deemed Work Product. All Work Product shall be the sole and exclusive property of MBC and shall be deemed "works made for hire" of which MBC shall be deemed the author.  If any of the Work
Product may not, by operation of law, be considered work made for hire by PSC for MBC, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in MBC, PSC assigns to MBC, and upon the future creation thereof automatically assigns to MBC, without further consideration, the ownership of all Work Product.  MBC shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. PSC agrees to perform, during or after the term of this Agreement, such further acts as may be necessary or desirable to transfer, perfect and defend MBC's ownership of the Work Product that are reasonably requested by MBC. MBC agrees that it may not transfer or disclose such Work Product to third parties, except to MBC Affiliates to the extent (a) such MBC Affiliate is not a competitor of PSC; and (b) such MBC Affiliate agrees not to transfer or disclose such Work Product to a
third party.   MBC's ownership of the Work Product is restricted in that
MBC and MBC Affiliates may only use the Work Product in support of their respective businesses.

     MBC hereby grants to PSC an irrevocable, exclusive, worldwide, royalty-free license to use and distribute (internally and externally) copies of, and prepare derivative works based upon, such Work Product and derivative works thereof. Such license shall be transferable except PSC may not transfer such license to any competitors of MBC or affiliates of such competitors.

     7.4 Pre-existing Materials. To the extent that any pre-existing materials are contained in the materials PSC delivers to MBC, such materials will not be deemed "Work Product" under Section 7.3, and PSC grants to
MBC an irrevocable, non-exclusive, worldwide, royalty-free license to use copies of, and prepare derivative works based upon, such pre-existing
materials and derivative works thereof.   Such license shall be non-
transferable except that MBC may transfer such license to MBC Affiliates, as defined herein, to the extent such MBC Affiliate is not a competitor of PSC. The license granted in this Section 7.4 is restricted in that MBC and MBC Affiliates may (a) use the pre-existing materials only in the operation of the AMISYS System and not to provide data processing services to third parties and (b) not disclose the PSC Software or related Documentation to third parties; provided, however, that MBC or MBC Affiliates may disclose the PSC Software and related Documentation to third parties who have executed PSC's standard non-disclosure agreement as necessary for the operation or maintenance of the PSC Software to provide such services to MBC or its Affiliates.


Article VIII. Representations, Warranties and
                 Covenants

     8.1 PSC'S WARRANTIES. PSC warrants and represents to MBC as follows:

     (a) PSC warrants that its services shall be performed by qualified personnel and consistent with good practice in the computer services industry. If PSC breaches this warranty, MBC shall notify PSC in writing within thirty (30) days after such services are performed, setting forth the manner in which the services are defective. Within thirty (30) days after receipt of such notice, PSC shall supply services to correct or replace the work at no charge. DURING SUCH THIRTY (30) DAY PERIOD, PSC'S OBLIGATION TO CORRECT THE DEFECTIVE SERVICES AT NO CHARGE IS MBC'S EXCLUSIVE REMEDY FOR BREACH OF SUCH WARRANTY.
     In the event PSC does not correct the defect by the end of the thirty
     (30) day period, MBC may avail itself of other remedies.  This
     Section 8.1(a) shall not affect or delay MBC's ability to terminate for cause pursuant to Section 12.1. The 30-day notice provisions in this
     Section 8.1(a) and in Section 12.1 may run at the same time.

     (b) PSC owns and/or possesses all rights and interests in the PSC Software necessary to grant the rights set forth in this Agreement.

     (c) The Deliverables shall be delivered to MBC in accordance with the agreed upon specifications pursuant to the procedures established in Schedule B. If PSC breaches this warranty, MBC shall notify PSC in writing within thirty (30) days after such Deliverables are delivered, setting forth the manner in which the Deliverables do not meet the agreed upon specifications. Within thirty (30) days after receipt of such notice, PSC shall supply services to correct such defects at no charge. DURING SUCH THIRTY (30) DAY PERIOD, PSC'S OBLIGATION TO CORRECT THE DEFECT AT NO CHARGE IS MBC'S EXCLUSIVE
     REMEDY FOR BREACH OF SUCH WARRANTY. In the event PSC does not correct the defect by the end of the thirty (30) day period, MBC may avail itself of other remedies. This Section 8.1(c) shall not affect or delay MBC's ability to terminate for cause pursuant to Section 12.1. The 30-day notice provisions in this Section 8.1(c) and in Section 12.1 may run at the same time.

     (d) EXCEPT AS SPECIFIED IN THIS AGREEMENT, PSC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY THIRD PARTY SOFTWARE, HARDWARE AND EQUIPMENT PROVIDED BY PSC UNDER THIS AGREEMENT IS PROVIDED "AS IS", BUT PSC SHALL TRANSFER TO MBC ANY WARRANTIES IT RECEIVES FROM THIRD PARTY MANUFACTURERS OR VENDORS FOR SUCH SOFTWARE, HARDWARE AND EQUIPMENT, AND SHALL USE ITS BEST COMMERCIAL EFFORTS TO HELP MBC
     ENFORCE SUCH THIRD PARTY WARRANTIES.

     8.2 MBC'S WARRANTIES. MBC represents and warrants that it has procured all rights and licenses which are necessary for PSC to implement and use the AMISYS System and the Third Party Software in order to perform its obligations under this Agreement.


Article IX.  Confidentiality and Security

     9.1  Definitions.   For purposes of this Agreement:

          9.1.1 "Trade Secrets" means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

          9.1.2 "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential;

          9.1.3     "Proprietary Information" means, collectively,
     Trade Secrets and Confidential Information.  Proprietary
     Information includes, but is not limited to, the identity of patients, patient records, patient related materials (including, but not limited to, records or documents relating to the management or administration of patient care or to the processing or review of claims), the content of any AMISYS records, financial and tax information, information regarding AMISYS claims submission and reimbursements, and the object codes and Source Codes and Documentation for proprietary software;

          9.1.4. "Owner" or "Owning Party" refers to the party disclosing Proprietary Information hereunder, whether such disclosure is directly from Owner or through Owner's employees or agents; and

          9.1.5 "Recipient" or "Receiving Party" refers to the party receiving any Proprietary Information hereunder, whether such disclosure is received directly or through Recipient's employees or agents.

     9.2  Obligation to Observe Confidentiality.  Each party
hereunder may disclose to the other party certain Proprietary Information of such party or of such party's associated companies, suppliers, customers
or patients.  The Recipient of the Proprietary Information   agrees to keep
the Proprietary Information confidential and not to, directly or indirectly, distribute, reveal, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information disclosed by Owner to any third party, or utilize the Proprietary Information disclosed by Owner for any purpose whatsoever other than as expressly contemplated by this Agreement. With regard to the Trade Secrets, this obligation shall continue for so long as such information constitutes a trade secret under applicable law. With regard to the Proprietary Information, this obligation shall continue for the Term of this Agreement and for a period of five (5) years thereafter.

     9.3  Protection.  The Receiving Party shall not disclose the
Proprietary Information except to those persons having a need to know for purposes authorized in Section 9.2. Each party shall take appropriate action, by instruction to or agreement with its employees, agents and subcontractors, to maintain the confidentiality of the Proprietary Information. Either party may disclose any Proprietary Information on an as-needed basis to its employees and its nonemployee fiduciaries, including without limitation its attorneys, accountants, auditors, controlling persons, officers, directors or trustees, without the Owning Party's prior consent, provided that such recipients enter into an agreement to keep such Proprietary Information confidential with substantially the same protections as contained herein. The Receiving Party shall promptly notify the Owning Party in the event that the Receiving Party learns of an unauthorized release of Proprietary Information. The Receiving Party shall be responsible for the breach of this provision by such other parties.

     9.4 Exceptions. The foregoing obligations of confidentiality shall not apply, if and to the extent that:

     (a) Recipient establishes that the information communicated was already known to Recipient, without obligations to keep such information confidential, at the time of Recipient's receipt from Owner;

     (b) Recipient establishes that the information communicated was independently developed or discovered by Recipient, without direct or indirect access to such Proprietary Information;

     (c) Recipient establishes that the information communicated was received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential;

     (d) Recipient establishes that the information communicated was publicly known at the time of Recipient's receipt from Owner or has become publicly known other than by a breach of this Agreement; or

     (e) Recipient is required by an administrative agency or other governmental body of competent jurisdiction to disclose the Proprietary Information pursuant to subpoena or other lawful process.

     9.5 Return of Proprietary Information. Except as otherwise specifically provided in this Agreement, upon the termination or expiration of this Agreement, each party shall (a) immediately cease to use the other party's Proprietary Information, (b) return to the other party such Proprietary Information and all copies thereof within ten (10) days of the termination or expiration, unless otherwise provided in this Agreement, and (c) upon request, certify in writing to the other party that it has complied with its obligations set forth in this Article IX, unless otherwise provided in this Agreement.

     9.6 Availability of Equitable Remedies. The parties acknowledge that monetary remedies may be inadequate to protect rights in Proprietary Information and that, in addition to legal remedies otherwise available, injunctive relief is an appropriate judicial remedy to protect such rights.

     9.7 Exploitation. PSC shall not use Proprietary Information received from MBC or any Key User for the purpose of developing information or statistical compilations for use by third parties or for any other commercial exploitation, unless otherwise agreed upon in writing by MBC.

     9.8 Reasonable Assistance. Each party agrees to provide reasonable assistance and cooperation upon the reasonable request of the other party in connection with any litigation against third parties to protect the requesting party's Proprietary Information or in seeking a protective order or other remedy designed to keep the Proprietary Information confidential, provided that the party seeking such assistance and cooperation shall reimburse the other party for its reasonable out-of-pocket expenses.

     9.9 Nondisclosure of Existence of Agreement. Neither party shall refer to the existence of this Agreement or disclose its terms or use the name of the other party in any press release, advertising or materials distributed to prospective customers, without consulting the other party. MBC shall consult with the PSC Account Manager. PSC shall not represent, directly or indirectly, that any product or service of PSC has been approved or endorsed by MBC or any Authorized User.

     9.10 Section Survives Contract. This Article IX shall survive the termination or expiration of this Agreement indefinitely without regard to the cause of such termination or expiration.


Article X.  Indemnities

     10.1 Indemnification. Each party shall indemnify and hold harmless the other party and its affiliates, directors, officers, employees and agents (collectively, the "indemnitee") against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) (collectively "Losses") arising out of or related to any claim (1) for personal injury of any agent, employee, customer, business invitees or business visitor of the indemnitor; (2) damage to real property or tangible personal property (other than intellectual property infringement claims) in the possession or under the control of the indemnitor; and (3) any claim by a third party arising from indemnitor's violation of its obligations of confidentiality hereunder, including, but not limited to, obligations relating to patient identities, patient records, or patient related materials under Article IX of this Agreement, including any damages finally awarded attributable to such claim and any reasonable expense incurred by indemnitee in assisting indemnitor in defending against such claim, that arises out of any action or inaction by the indemnitor or its employees or agents; provided, however, that indemniteegives indemnitor: (a) written notice within a reasonable time after indemnitee is served with legal process in an action asserting such claims, provided that the failure or delay to notify indemnitor shall not relieve indemnitor from any liability that it may have to indemnitee hereunder so long as the failure or delay shall not have prejudiced the defense of such claim and then only to the extent that the indemnitor actually is prejudiced; and (b) reasonable assistance in defending the claim. The indemnitor shall be entitled to have sole authority to defend or settle such claim, provided that, within fifteen
(15) days after receipt of such written notice, the indemnitor notifies the indemnitee in writing that it acknowledges its responsibility to indemnify indemnitee for losses from such claim hereunder, and that it has elected to assume full control. In the event indemnitor fails to acknowledge its responsibility to indemnify indemnitee in respect of such claim, or elects not to defend any such claim, indemnitee shall have the option but not the duty to reasonably settle or defend the claim at its cost and indemnitor shall indemnify indemnitee for such settlement or any damages finally awarded against indemnitee attributable to such claim, reasonable costs and expenses (including attorneys' fees), and interest on such recoverable funds advanced.

     10.2 PSC Infringement Indemnity. PSC agrees to indemnify and hold harmless MBC and its affiliates, directors, officers, employees and agents against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any third-party claim that MBC's use or possession of any PSC Software (including for thissubsection but not limited to any Source Code and related Documentation) provided by PSC for use by MBC under this Agreement, when used as provided in this Agreement, infringes or violates the U.S. copyright, patent, trade secret or other proprietary rights of any third party, including any damages finally awarded attributable to such claim and any reasonable expense incurred by MBC in assisting PSC in defending against such claim; provided, however, that MBC gives PSC: (a) written notice within a reasonable time after MBC is served with legal process in an action asserting such claims, provided that the failure or delay to notify PSC shall not relieve PSC from any liability that it may have to MBC hereunder so long as the failure or delay shall not have prejudiced the defense of such claim and then only to the extent that the PSC actually is prejudiced; and (b) reasonable assistance in defending the claim. PSC shall be entitled to have sole authority to defend or settle such claim, provided that, within fifteen (15) days after receipt of such written notice, PSC notifies MBC in writing that it acknowledges its responsibility to indemnify MBC for losses from such claim hereunder, and that it has elected to assume full control.
In the event PSC fails to acknowledge its responsibility to indemnify MBC in respect of such claim, or elects not to defend any such claim, MBC shall have the option, but not the duty, to reasonably settle or defend the claim at its cost and PSC shall indemnify MBC for such settlement or any damages finally awarded against MBC attributable to such claim, reasonable costs and expenses (including costs of investigation and legal fees and expenses) and interest on such recoverable funds advanced. PSC will cooperate with MBC to pass through any applicable indemnity received by PSC from Third Party Software vendors with respect to such vendors' software.

     If use of the PSC Software by MBC is disrupted as a result of a third party claim, MBC may, in addition to any other rights and remedies provided in this Agreement, require PSC to perform one or more of the following actions:

     (a) Replacement: Replace the PSC Software by implementing a non-infringing product of equivalent functional and performance capability of the PSC Software as described in the Project Plan and/or respective specifications;

     (b) Modification: Modify the PSC Software to avoid the infringement, provided, however, no such replacement or modification shall substantially impair the functionality or performance of such software;

     (c) Obtain License: Obtain a license from the third party claiming infringement for MBC's use of the PSC Software.

PSC shall have the sole discretion of electing which of the three options or combination thereof it will perform, provided that PSC's choice ameliorates the disruption.

     10.3 MBC Copyright Indemnity. MBC agrees to indemnify and hold harmless PSC and its affiliates, directors, officers, employees and agents against any and all losses, liabilities, judgments, awards and costs
(including legal fees and expenses) arising out of or related to any third-party claim that PSC's use or possession of any MBC owned software
(including for this subsection but not limited to any Source Code and related Documentation) provided by MBC for use by PSC under this Agreement, when used as provided in this Agreement, infringes or violates the U.S. copyright, patent, trade secret or other proprietary rights of any third party, including any damages finally awarded attributable to such claim and any reasonable expense incurred by PSC in assisting MBC in defending against such claim; provided, however, that PSC gives MBC: (a) written notice within a reasonable time after PSC is served with legal process in an action asserting such claims, provided that the failure or delay to notify MBC shall not relieve MBC from any liability that it may have to PSC hereunder so long as the failure or delay shall not have prejudiced the defense of such claim and then only to the extent that the MBC actually is prejudiced; and (b) reasonable assistance in defending the claim. MBC shall be entitled to have sole authority to defend or settle such claim, provided that, within fifteen (15) days after receipt of such written notice, MBC notifies PSC in writing that it acknowledges its responsibility to indemnify PSC for losses from such claim hereunder, and that it has elected to assume full control. In the event MBC fails to acknowledge its responsibility to indemnify PSC in respect of such claim, or elects not to defend any such claim, PSC shall have the option, but not the duty, to reasonably settle or defend the claim at its cost and MBC shall indemnify PSC for such settlement or any damages finally awarded against PSC attributable to such claim, reasonable costs and expenses (including costs of investigation and legal fees and expenses) and interest on such recoverable funds advanced. MBC will cooperate with PSC to pass through any applicable indemnity received by MBC from Third Party Software vendors with respect to such vendor's Software.

     10.4 Subrogation. In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Article X, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to claims to which such indemnification relates.

     10.5 Exclusive Remedy. The indemnification rights of each indemnitee pursuant to this Article X shall be the exclusive remedy of such indemnitee with respect to the claims to which such indemnification relates; provided, however, that such indemnitee shall retain the right to seek injunctive or other non-monetary equitable remedies with respect to such claims.


Article XI.  Remedies

     11.1 Measure and Limitation of Damages.  The measure of
damages recoverable from one party by the other for any reason, whether arising by negligence, intended conduct or otherwise, shall not include any amounts for indirect, special, consequential or punitive damages of any party, including third parties, even if such damages are foreseeable. In the event one party shall be liable to the other party for damages arising under or in connection with this Agreement, whether arising by negligence, intended conduct or otherwise, then that party may recover from the other its actual direct damages only. Such damages will be limited to one-half of all Fees paid by MBC to PSC on the date of the event giving rise to the
claim, provided the total actual damages shall not exceed        confidential
$______________ for the Term of this Agreement.                  treatment
                                                                 requested

     11.2 Exclusion. The limitations set forth in Section 11.1 are not applicable to (a) any breach of the nondisclosure and confidentiality of
Article IX of this Agreement, (b) the failure of one party to make payments due under this Agreement to the other, or the (c) indemnification claims as set forth in Article X.

     11.3 Limitation Period. Neither party to this Agreement may assert against the other party any claim in connection with this Agreement unless the asserting party has given the other party written notice of the claim within two (2) years after the asserting party first knew or should have known of the facts giving rise to such claim.


Article XII.  Termination


     12.1 Termination for Cause. If either party defaults in the performance of any of its material obligations under this Agreement (other than a payment default), and such default is not cured within 30 days after written notice is received by the defaulting party specifying, in reasonable detail, the nature of the default, the non-defaulting party may, upon further written notice to the defaulting party, terminate this Agreement as of the date specified in such notice of termination.

     12.2 Termination For Convenience:  Commencing eighteen
(18) months from the Effective Date, at any time MBC or PSC may terminate this Agreement for any reason by providing the other party 180 days' prior written notice of its decision to terminate.

     12.3 Termination for Nonpayment. If MBC defaults in the payment of any amount due to PSC pursuant to this Agreement and does not cure such default within ten (10) days after being given written notice of such default, PSC may terminate this Agreement upon further written notice to MBC.

     12.4 Termination for Insolvency Either party may, by giving the other notice, terminate this Agreement with immediate effect:

          (1) upon the institution by the other party of proceed-ings to be adjudicated bankrupt or insolvent, or the consent by the other party to institution of bankruptcy or insolvency proceedings against it or the filing by the other party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any similar applicable Federal or state law, or the consent by the other party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other party or of all or any substantial part of its property, or the making by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of its inability to pay its debts generally as they become due or the taking of corporate action by the other party in furtherance of any such action; or

          (2) if, within sixty (60) days after the commencement of an action against the other party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within sixty (60) days after the appointment without the consent or acquiescence of the other party of any trustee, receiver or liquidator or similar official of the other party or of all or any substantial part of the property of the other party, such appointment shall not have been vacated. In the event either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters onto an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party may, by giving notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

     12.5 Transition Fees/PSC Software. Notwithstanding anything in the Agreement to the contrary, whenever the Agreement is terminated or expires the following shall apply, in addition to any rights or remedies of the parties under the Agreement:

          12.5.1 Transition Charges. If (1) MBC terminates this Agreement at the end of the second year pursuant to Section 12.2; or (2) if PSC terminates this Agreement during the Initial Term pursuant to Section 12.1, 12.3 or 12.4 of this
          Article XII, PSC may charge MBC required, reasonable termination costs, including relocation charges, transportation charges, equipment charges, and other reasonable documented expenses related to termination or migration, provided PSC provides estimates of all transition charges fees at the time PSC employees are relocated to perform services under this Agreement, and MBC approves of such transition charges.
          MBC's obligation for such fees shall not exceed the approved estimate.

          12.5.2    PSC Software. PSC Software is and shall remain
          PSC's property and MBC shall have no rights or interests to the PSC Software except as described in this Section 12.5.2. PSC hereby grants to MBC a perpetual, non-exclusive, restricted license to use the application software programs (including all related Documentation) of any PSC Software then being used by PSC in connection with the AMISYS
          System upon expiration of this Agreement or termination of this Agreement. Such license shall be non-transferable except MBC may transfer such license to MBC Affiliates, as defined herein, to the extent such MBC Affiliate is not a competitor of PSC. The license granted in this Section 12.5.2 is restricted in that MBC and MBC Affiliates may (a) use the PSC Software only in the operation of the AMISYS System and not to provide data processing services to third parties and (b) not disclose the PSC Software or related
          Documentation to third parties; provided, however, that MBC or MBC Affiliates may disclose the PSC Software and related Documentation to third parties who have executed PSC's standard non-disclosure agreement as necessary for the operation or maintenance of the PSC Software to provide such services to MBC or its Affiliates.

     12.6 Rights upon Termination.  Upon termination of this
Agreement at the expiration of the Initial Term or any Renewal Term or by
MBC pursuant to Section 12.1, 12.2, 12.3 or Section 12.4 hereof, PSC will, if requested by MBC, provide reasonable training for MBC personnel or the personnel of a designated third party to permit continuity in the performance of implementation services for MBC, said training to be provided during any notice period hereinabove specified and for up to six (6) additional monthly increments commencing with the date of termination, and MBC shall pay
PSC for such training at PSC's then current rates (PSC will provide estimates of these rates upon thirty (30) days notice at any time within the last one hundred eighty (180) days of the then current term). Such payment will be billed monthly by PSC and PSC may cease to deliver such services if such invoices are not paid in full within thirty (30) days of receipt. In the
event PSC terminates this Agreement pursuant to Sections 12.1   or 12.3, MBC
shall immediately pay PSC all amounts due and payable hereunder as of the termination date; a partial month's fee shall be prorated as set forth pursuant to Section 5.8 of this Agreement.

     12.7      Duties Upon Termination.  Upon termination of this
Agreement by either party under the provisions of this Article XII, PSC shall take reasonable efforts to minimize any further costs, subject to MBC's obligations to pay PSC reasonable termination costs under Section 12.5.1.
PSC shall be reimbursed only for the services actually performed and the expenses actually and reasonably incurred as of the date of such termination, subject to MBC's obligations to pay PSC for services pursuant to Section 12.5.


Article XIII.  Taxes

     13.1 Taxes. MBC shall pay, or reimburse PSC for payment of, any taxes or amounts paid in lieu of taxes, however designated or levied, based upon this Agreement, the charges of PSC for the services or materials provided under this Agreement, except for taxes based on the net income of PSC or employment taxes for PSC employees.


Article XIV.  Independent Contractor Status

     14.1 Independent Contractor Status. PSC, in performance of this Agreement, is acting as an independent contractor and shall have the exclusive control of the manner and means of performing the work contracted for hereunder. Personnel supplied by PSC hereunder, whether or not located on MBC's premises, are PSC employees or agents and shall not represent themselves to be otherwise.. Nothing contained in this Agreement shall be construed to create a joint venture or partnership between the parties.


Article XV.  Force Majeure

     15.1 Force Majeure. Neither party hereto shall be liable for any failure or delay in performance of its obligations hereunder (other than payment obligations) by reason of any event or circumstance beyond its reasonable control, including without limitation, acts of God, war, riot, strike, labor disturbance, fire, explosion, flood, or shortage or failure of suppliers.


Article XVI.  Headings

     16.1 Headings. The article and section headings used herein are for reference and convenience only and shall not bear upon the interpretation of this Agreement or Schedules hereto.


Article XVII.  Severability

     17.1 Severability. All agreements, clauses and covenants contained herein are severable, and in the event any of them shall be held to be unconstitutional, invalid, illegal, or unenforceable, the remainder of this Agreement shall be interpreted as if such unconstitutional, invalid, illegal or unenforceable agreements, clauses or covenants were not contained herein. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE
SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.


Article XVIII.  Waiver/Modification

     18.1 Waiver/Modification. The failure by either party to exercise any right provided hereunder shall not be deemed a waiver of such right. This Agreement may be amended, modified or supplemented only by a writing signed by the parties to this Agreement. Such amendments, modifications or supplements shall be deemed as much a part of this Agreement as if so incorporated herein.


Article XIX.  Binding Nature of Contract, Informed Exchange
                   for Value

     19.1 Binding Nature of Contract, Informed Exchange for
Value. MBC and PSC represent that both have the legal capacity to enter into this Agreement and Schedules. This Agreement and Schedules shall therefore be binding on the parties which have entered into this Agreement.


Article XX.  Notices to Parties

     20.1 Notices to Parties. All notices required or permitted under this Agreement shall be in writing or by facsimile and sent to the other party at the address or the facsimile number specified below or to such other address or facsimile number as either party may substitute from time to time by written notice to the other and shall be deemed given upon receipt of such notice whether by certified mail, postage prepaid, or personal or courier delivery or, in the case of facsimile transmission, when confirmation is received, as follows:

          If to PSC:        12377 Merit Drive
                            Suite 1600
                            Dallas, TX 75251
                            Attn:  Joseph E. Boyd

                            Facsimile Number:  (214) 383-5739

         with a copy to:    12377 Merit Drive
                            Suite 1100
                            Dallas, TX 75251
                            Attn:  General Counsel

                            Facsimile Number:  (214) 383-5735

          If to MBC:        Merit Behavioral Care Corporation
                            13736 Riverport Drive
                            Maryland Heights, Missouri  63043
                            Attn:  Charles Mangene

                            Facsimile Number:  (314) 595-3526

          with a copy to:   Merit Behavioral Care Corporation
                            One Maynard Drive
                            Park Ridge, New Jersey 07656
                            Attn:  General Counsel

                            Facsimile Number:  (201) 573-1324


Article XXI.  Attorney's Fees

     21.1 Attorney's Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of the alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall recover reasonable attorney's fees and other court costs associated with the proceeding. This shall in no way diminish or preclude any other relief to which the prevailing party is entitled.


Article XXII.  Integration/Counterparts

     22.1 Integration. The parties hereto acknowledge that they have read this Agreement in its entirety and understand and agree to be bound by all of its terms and conditions, and further agree that this Agreement and any Schedule executed hereunder and any exhibits or schedules hereto or thereto constitute a complete and exclusive statement of the understanding between the parties with respect to the AMISYS System and the related delivery of professional services by PSC and the subject matter of this Agreement which supersede any and all other communications between the parties, whether written or oral, with respect thereto. Any prior agreements, promises, negotiations or representations related to the delivery of the services, as contemplated by this Agreement and Schedules hereto, by PSC which are not expressly set forth in this Agreement or Schedules executed hereunder are of no force and effect.

     22.2 Counterparts. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.


Article XXIII.  No Third Party Beneficiaries

     23.1 No Third Party Beneficiaries. Nothing in this Agreement or Schedules hereto shall be construed as to create any right or privilege enforceable by any party other than MBC or PSC and except as specifically provided otherwise in this Agreement and Schedules.


Article XXIV.  Assignment

     24.1 Assignment.This Agreement and all of its provisions hereof will be binding upon and inure to the benefit of each party and its respective successors and permitted assigns; however, except as specifically set forth in this Agreement, including the provisions of Sections 7.3, 7.4 and 12.4.2, neither MBC nor PSC shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, except MBC may assign this Agreement to its wholly-owned subsidiaries, provided MBC is not released from any of its obligations hereunder.


Article XXV.  Governing Law

     25.1 Choice of Law. This Agreement shall be interpreted, enforced and otherwise governed according to the laws of the State of Missouri.

     25.2 Venue. In the event that either party elects to institute legal action, such event shall be brought in any court of competent jurisdiction within the State of Missouri exclusive of all other jurisdictions except that in the event such action cannot be brought in Missouri, the action may be brought in any court of competent jurisdiction in the United States of America. The parties hereby consent to the establishment of jurisdiction of the State of Missouri and waive any objections to the establishment of jurisdiction in the State of Missouri.


Article XXVI.  Right To Perform For Others

     26.1 Right to Perform for Others. MBC understands and agrees that PSC may perform data processing and other services for third parties, some of which may be competitors of MBC, including at locations where
PSC processes MBC's data.


Article XXVI.  Hiring Of Employees

     26.1 Hiring of Employees.MBC and PSC each agrees that, during the term of this Agreement and for one (1) year thereafter, neither it nor any of its subsidiaries or affiliates that it controls shall, except with the prior written consent of the other, offer employment to or employ any person employed then or within the preceding twelve (12) months by the other or any affiliate of the other if such person was involved directly or indirectly in the performance of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PEROT SYSTEMS CORPORATION


By: /s/ Charles Lyles
Title: Director of Managed Care

MERIT BEHAVIORAL CARE CORPORATION

By: /s/ Dennis P. Moody
Title: Executive Vice President
       National Service



               INDEX TO SCHEDULES

SCHEDULE A:    Generic Business Evaluation & Project Plan

SCHEDULE B:    Services and Standards

SCHEDULE C:    Implementation and Software Development
               Acceptance Criteria